UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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    DayStar Technologies, Inc.

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DayStar Technologies, Inc. 1010 South Milpitas Boulevard Milpitas, CA 95035 Phone: 1.408.582-7100 Fax: 1.408-907-4637 http://www.daystartech.com

November 23, 2010

Dear Stockholder of DayStar Technologies:

This past year has had its challenges, but we are pleased with our progress towards completing crucial activities to enhance our ability to pursue strategic transactions to manufacture our CIGS modules. Your support of our reverse stock split in April helped us to maintain a key component of our attractiveness to strategic partners and maintain a public market for your securities. Since then, we have made significant progress in restructuring our balance sheet which should better position us as we continue our discussions with potential strategic partners. These efforts, in combination with your support of two key proposals in our current proxy as discussed below, are significant in positioning DayStar for longer term success.

With this letter we have enclosed the proxy statement of DayStar Technologies, Inc. and other materials relating to our 2010 Annual Meeting of Stockholders to be held on December 30, 2010. At the Annual Meeting we are requesting, among other matters, your support of the bridge financing transactions entered into during the past year. Our bridge lenders have been extremely supportive and have provided the capital required to fund our operations as we pursue strategic transactions to manufacture our CIGS modules and commercialize our product. In exchange for the bridge financing, we have provided the lenders with notes that are convertible into shares of our common stock as well as warrants that are exercisable for shares of our common stock. These transactions, as well as the issuance of the shares underlying the convertible notes and warrants, require the approval of our shareholders in order to comply with the NASDAQ listing requirements.

Passage of this Proposal will support our plan for continued listing on the NASDAQ which, we believe, is critical to completing a strategic partnership and protecting the value of your investment. Absent the approval of this Proposal by stockholders your Board of Directors and Management team believe the value of your DayStar shares may be negatively impacted. Continued listing of DayStar on NASDAQ is a critical part of ensuring the continued growth of your investment and its ready liquidity.

In addition to the bridge financing Proposal, we are proposing an amendment to our Equity Incentive Program to increase the number of shares issuable under the Plan. During the past year, our directors and certain employees have accepted equity awards in lieu of cash payments for compensation which has helped us preserve cash as we seek financing opportunities. Passage of this Proposal will allow us to issue options, restricted stock units and other equity awards to our employees, directors, and consultants, in order to retain and attract the talent and skills required to lead our company as we pursue our key initiatives to commercialize our product. The retention of key employees and attracting new members to the DayStar team is critical as we move ahead with the strategic vision your Board of Directors and Management team are working diligently to implement.

We urge you to read the proxy statement for complete details on the proposals described above as well as the other matters up for vote at the annual meeting.

PLEASE VOTE YOUR DAYSTAR TECHNOLOGIES, INC. SHARES TODAY

Regardless of the number of shares you own your vote is very important. Please return the enclosed proxy card today in the postage-paid envelope provided to ensure your shares are represented at the Annual Meeting of Stockholders. You may also vote your shares by telephone or internet 24-hours a day by following the instructions on your proxy card.

If you need assistance in voting your shares or have questions regarding the Annual Meeting, please contact MacKenzie Partners, Inc., DayStar’s proxy solicitor, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or by email at proxy@mackenziepartners.com.

On behalf of the Board of Directors and Management team, I would like to thank you for your continued support of DayStar Technologies.

Sincerely,

/s/    MAGNUS RYDE

Magnus Ryde

Chief Executive Officer